Exhibit 23.1

KPMG LLP 2755 Augustine Drive Suite 701 Santa Clara, CA 95054
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 27, 2025, with respect to the consolidated financial statements of Rimini Street, Inc, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Santa Clara, California
February 27, 2025